UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2017

TRIDENT BRANDS INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	000-53707	26-1367322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Executive Drive, Suite 101, Brookfield, WI		53005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (262) 789-6689

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 8.01 Other Items

Resignation and Appointment of Officers and Directors

Effective December 6, 2017 Mr. Michael Browne resigned as Chief Financial Officer and Treasurer of Trident Brands Inc. (“we”, “us”, “our”, “Trident”, the “Company”).  Mr. Browne’s resignation did not result from any disagreement with the Company regarding our operations, policies, practices, or otherwise.  In light of the resignation, Mark Holcombe, our President and Director, was appointed to serve as Chief Financial Officer.

Effective December 1, 2017 our Board of Directors appointed Mr. Brian Rola as Vice-President of Trident and General Manager of our wholly owned subsidiary, Trident Sports Nutrition Inc., and Mr. Nick Pili as Vice-President of Trident and General Manager of our wholly owned subsidiary, Brain Armor Inc.

Nick Pili – Vice-President (Trident) and General Manager (Brain Armor Inc.)

Nick Pili is a seasoned executive with a successful track record of managing business units, product launches and technology applications.  From 2007 to 2010, Mr. Pili served as a Digital Business Director for video game maker SEGA, during which time he was responsible for SEGA’s online business in Europe and for the launch of PLAYSEGA, an innovative digital gaming platform.  In 2010, he founded Vanquish Corporation LLC, a firm specializing in digital marketing, e-commerce, and related business and sales development services to commercial brands.  Mr. Pili is also a founder and co-creator of several e-commerce and social media-platforms, including www.businessesforsale.com, www.activities.co, and www.jetshare.co.  He has extensive experience in the production of digital content, video game, and web & mobile applications, and has managed the development and launch of over 1000 websites and e-commerce platforms, and numerous online games, and mobile & tablet applications.  Mr. Pili holds a Higher National Diploma in Business Enterprise and completed advanced studies in corporate finance at Queens University of Charlotte.

Brian Rola- Vice-President (Trident) and General Manager (Trident Sports Nutrition Inc.)

Brian Rola is a sales executive with over 23 years of hands-on leadership experience directing sales, private label, trade marketing, and customer service functions for some of the top consumer products manufacturing and food, drug, and cosmetics sales brokerage companies in the United States.  He has served as Vice-President Sales and Marketing of Universal Nutrients LLC (2014-2016) and of the Greenwood Group (2012-2014), and as Vice-President Sales of The Mentholatum Company (2006-2012).

Brian has developed a deep network of relationships at all levels of retail, within various trade organizations and manufactures in the over-the-counter pharmaceutical and dietary supplement industries. He holds a Bachelor of Science in Finance from the Rochester Institute of Technology.

Equity Conversion of Inter-Company Loans with Brain Armor Inc.

During fiscal 2016 and 2017, Trident advanced approximately $478,539 and $886,999, respectively, in working capital loans with an interest rate of 6% per annum to its 85% owned and controlled subsidiary, Bran Armor Inc.  As at December 1st 2017 Brain Armor owed an aggregate of approximately $1,394,251 to the Company in respect of the advances.  On December 1, 2017, the boards of directors of Trident and Brain Armor approved the settlement of the inter-company debt by the issuance to Trident of 1,859,001 common shares of Brain Armor at the price of $0.75 per share.  As a result of the settlement, Trident now owns approximately 94.82% of Brain Armor’s issued and outstanding securities.

Executive Compensation Update

Trident Brands Inc.

On December 6, 2017, our Board of Directors authorized the issuance to its members and management stock options to purchase up to 2,615,000 share of our common stock.  1,307,500 of the options vest upon issuance and are exercisable for up to five years at $0.85 per share, while the remaining 1,307,500 will vest 12 months following issuance and be exercisable for up to five years at $1.00 per share.  The Options were issued pursuant to the Company’s 2013 Stock Option Plan, which was registered with the Securities and Exchange Commission on Form S-8 in January, 2015.  The 2013 Stock Option Plan authorizes Trident to issue incentive and non-qualified stock options to employees and consultants of the Company to purchase a number of shares not to exceed 15% of the Company’s currently issued and outstanding securities.

Brain Armor Inc.

Also on December 6, 2017, the Board of Directors authorized the issuance of 250,000 stock options to Sanitas, LLC, a consultant and founding shareholder of Brain Armor.  The options vest immediately and are exercisable for a period of five (5) years to purchase common shares of Brain armor at $0.75 per share.  The options were issued to one US person, relying on Rule 506 under Regulation D and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIDENT BRANDS INCORPORATED

/s/ Mark Holcombe
Mark Holcombe
President, Chief Financial Officer
Date: December 7, 2017

3